Exhibit 22.1

GUARANTEED SECURITIES

Pursuant to Item 601(b)(22) of Regulation S-K, set forth below are registered securities issued by Tyco Electronics Group S.A. (“TEGSA”) (Issuer) and guaranteed by TEGSA’s parent, TE Connectivity Ltd. (Guarantor), as of March 26, 2021.

Description of securities
3.50% senior notes due 2022
1.10% euro-denominated senior notes due 2023
3.45% senior notes due 2024
0.00% euro-denominated senior notes due 2025
3.70% senior notes due 2026
3.125% senior notes due 2027
0.00% euro-denominated senior notes due 2029
7.125% senior notes due 2037